Exhibit 10.52

BROWN & WILLIAMSON

TOBACCO

[*]

[*]

October 3, 2003

Mr. Jonnie R. Williams

Chief Executive Officer

Star Scientific, Inc.

801 Liberty Way

Chester, VA 23836

Dear Jonnie:

I realize you are not in a position right now to resolve the Hard Tobacco royalty issue. If you are able to reach an agreement with [*] or [*], that of course should change.

In the meantime, I wanted to confirm as much as we could about how we move forward, barring any legal settlements or other improvements in your ability to pay the outstanding receivables sooner.

1.	Beginning January 1, 2004 Star will be charged interest at the rate of prime plus 1% on the $8,395,648.93 Account Receivable debt.

2.	Beginning January 1, 2004, Star will pay B&W a minimum of $250,000 per month until the debt has been paid off. Star will attempt to pay a total of $2 million by June 30, 2004 and an additional $2 million by December 31, 2004.

3.	To the extent Star obtains a refund from State escrow funds or is granted relief from paying such funds, Star will pay B&W a minimum of one half of each such amount until the debt is paid off.

4.	Any royalty obligation B&W may have under Section 2(a)(iii) and Section 2(a)(ii) of the April 25, 2001 Other Low TSNA Tobacco Royalty Agreement will not accrue or be owed any sooner than January 1, 2004.

[*]	Certain information on this page has been omitted and will be filed separately with the Securities and Exchange Commission. Confidential treatment will be requested with respect to the omitted portions.

Mr. Jonnie R. Williams

October 3, 2003

5.	It is confirmed that under Paragraph 2(a)(ii) and (a)(iii) of the April 25, 2001 Other Low TSNA Royalty Agreement, B&W’s obligation to pay royalties shall be based on the lowest ongoing annual royalty rate established with the big 3 tobacco companies. To the extent Star receives a lump sum payment instead of an ongoing royalty rate in return for a license, then Star and B&W will, within 60 days thereafter, negotiate in good faith an annual royalty rate that will be based on the lump sum payment and the equivalent royalty rate implied thereby.

Sincerely,	Accepted and Agreed: Star Scientific, Inc.

(signed)	(signed)

[*]	By:	Jonnie R. Williams

	Title:	CEO

	Date:	10/15/03

[*]	Certain information on this page has been omitted and will be filed separately with the Securities and Exchange Commission. Confidential treatment will be requested with respect to the omitted portions.